UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONTEXTLOGIC INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2648 International Blvd., Ste 115
Oakland, CA 94601
SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JULY 10, 2025
The following information supplements the proxy statement/prospectus dated June 18, 2025 (the “Proxy Statement”) of ContextLogic Inc. (“ContextLogic” or the “Company”), which amends and restates the proxy statement/prospectus dated May 28, 2025 of the Company in connection with the solicitation of proxies for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, July 10, 2025 at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will be completely virtual and stockholders may attend the virtual meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/LOGC2025. This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2025 and being mailed to all ContextLogic stockholders of record as of the close of business on the record date of May 19, 2025 (the “Record Date”), on or around June 20, 2025. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement hereto for the convenience of the stockholders to whom this Supplement is being mailed.
THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. THE PROXY STATEMENT IS INCORPORATED HEREIN BY REFERENCE AND MAY BE ACCESSED AT THE FOLLOWING LINK https://www.sec.gov/Archives/edgar/data/1822250/000114036125022992/ny20050206x3_defr14a.htm.
NOTICE AND SUMMARY OF APPRAISAL RIGHTS
At the Annual Meeting, and as further described in the Proxy Statement, ContextLogic stockholders will be asked to consider and act upon the following action: to approve an agreement and plan of reorganization (the “Reorganization Agreement”) to effect a transaction intended to help protect the long-term value to the Company of our substantial net operating loss carryforwards in which ContextLogic will become a wholly owned subsidiary of Easter Parent, Inc., a newly formed holding company (“Holdings”), immediately followed by a conversion of ContextLogic into a Delaware limited liability company, and each outstanding share of class A common stock of ContextLogic (“ContextLogic common stock”) will be exchanged for one share of common stock of Holdings and each option to purchase shares of common stock of ContextLogic will be assumed by Holdings and become exercisable for an equivalent number of shares of Holdings common stock, each restricted stock unit to be settled in shares of ContextLogic common stock will assumed by Holdings and remain subject to the same terms and conditions as were applicable to such restricted stock unit award, but will be converted into an award with respect to the same number of shares of Holdings common stock, and each share of common stock of Holdings will be subject to certain transfer restrictions that would prohibit transfers having the effect of increasing the ownership of Holdings stock by (i) any person from less than 4.9% to 4.9% or more or (ii) any person owning or deemed to own 4.9% or more of Holdings’ stock (together, the “Reorganization” and the proposal, the “Reorganization Proposal”), in addition to other proposals to be considered at the Annual Meeting.
All descriptions and terms of the Reorganization Agreement including in this Supplement and the Proxy Statement, give effect to the amended and restated agreement and plan of reorganization, by and among ContextLogic, Holdings and Easter Merger Sub, Inc., and as the same may be further amended, modified, supplemented and/or restated.
If the Reorganization is consummated, record holders and beneficial owners of ContextLogic common stock who do not vote in favor of the proposal to adopt the Reorganization Agreement and who otherwise comply with Section 262 (“Section 262”) of the Delaware General Corporation Law (“DGCL”) are entitled to seek appraisal of the “fair value” of their shares of ContextLogic common stock (exclusive of any element of value arising from the accomplishment or expectation of the Reorganization and together with interest thereon) in lieu of receiving the shares of Holdings to be received as a consequence of the Reorganization (the “Reorganization Consideration”) if the Reorganization is completed, as determined in accordance with Section 262 of the DGCL. The “fair value” of your shares of ContextLogic common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Reorganization Consideration that you are otherwise entitled to receive under the Reorganization Agreement. These rights are known as “appraisal rights”. This notice serves as a notice of such appraisal rights pursuant to Section 262. Additional information (including, but not limited to, financial statements and other information regarding ContextLogic), which may be relevant to your decision to seek or forego appraisal rights, may be found in the Proxy Statement, which is incorporated herein by reference, and accessible at the following link: https://www.sec.gov/Archives/edgar/data/1822250/000114036125022992/ny20050206x3_defr14a.htm.
Record holders and beneficial owners of ContextLogic common stock who exercise appraisal rights under Section 262 will not receive the Reorganization Consideration they would otherwise be entitled to receive pursuant to the Reorganization Agreement. They will receive an amount determined to be the “fair value” of their shares of ContextLogic common stock following petition to, and an appraisal by, the Delaware Court of Chancery. Record holders and beneficial owners of ContextLogic common stock considering seeking appraisal should understand that the fair value of their shares of ContextLogic common stock determined under Section 262 by the Delaware Court of Chancery could be more than, the same as or less than the Reorganization Consideration they would otherwise be entitled to receive pursuant to the Reorganization Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, record holders and beneficial owners of ContextLogic common stock wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
To exercise appraisal rights, a record holder or beneficial owner of ContextLogic common stock must properly demand appraisal before the vote is taken on the Reorganization Agreement at the Annual Meeting and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in this Notice and the Proxy Statement. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. In the event of any inconsistency between the information contained in this summary and the actual text of Section 262, the actual text of Section 262 controls. All references in Section 262 and in this summary to (i) a “stockholder” are to the record holder of shares of ContextLogic common stock unless otherwise expressly noted herein, (ii) to a “beneficial owner” are to a person who is a beneficial owner of shares of ContextLogic common stock held either in voting trust or by a nominee on behalf of such person, and (iii) to a “person” are to any individual, corporation, partnership, unincorporated association or other entity. Any person who desires to exercise his, her or its appraisal rights, or preserve the ability to do so, should review carefully Section 262, since failure to comply with the procedures of the statute will result in the loss of appraisal rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Reorganization Consideration under the Reorganization Agreement. Any stockholders or beneficial owner seeking to exercise his, her or its appraisal rights is urged to consult his, her or its legal advisor before electing or attempting to exercise appraisal rights.
A holder of record or beneficial owner of shares of ContextLogic common stock who (i) makes a valid demand for an appraisal of such holder’s or beneficial owner’s shares of ContextLogic common stock, (ii) continuously holds or beneficially owns, as applicable, such shares of ContextLogic common stock through the Effective Time, (iii) has not voted in favor of the Reorganization or otherwise waived or lost his, her or its appraisal rights, (iv) strictly complies with the procedures under Section 262, (v) does not thereafter validly withdraw his, her or its demand for appraisal of such shares of ContextLogic common stock and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand for appraisal the holder of record of the shares of ContextLogic common stock for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by ContextLogic and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of ContextLogic common stock exclusive of any element of value arising from the accomplishment or expectation of the Reorganization, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify stockholders that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This notice constitutes ContextLogic’s notice to our stockholders that appraisal rights are available in connection with the Reorganization, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of ContextLogic common stock, you must satisfy each of the following conditions: you must deliver to ContextLogic a written demand for appraisal of your shares of ContextLogic common stock before the vote is taken on the Reorganization Proposal at the Annual Meeting, which must (i) reasonably inform us of the identity of the holder of record or beneficial owner of shares of ContextLogic common stock who intends to demand appraisal of his, her or its shares of ContextLogic common stock (and, for beneficial owners only, such demand must reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by ContextLogic and to be set forth on the Chancery List (as defined below)) and (ii) that you intend to demand the appraisal of your shares. In addition, as described above, you must not vote or submit a proxy in favor of the proposal to adopt the Reorganization Agreement; you must hold or beneficially own, as applicable, your shares of ContextLogic common stock continuously through the Effective Time; and you must comply with the other applicable requirements of Section 262.
A ContextLogic stockholder or beneficial owner who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following contact:
ContextLogic Inc.
2648 International Blvd., Ste 115
Oakland, CA 94601
Attention: Corporate Counsel and Secretary
Email: Legal@contextlogicinc.com
Within ten days after the Effective Time, the surviving corporation must give written notice that the Reorganization has become effective to each stockholder or beneficial owner of any class or series of stock of ContextLogic who is entitled to appraisal rights that the Reorganization was approved and that appraisal rights are available for any or all shares of such class or series of stock.
Within one hundred twenty days after the Effective Time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal of such person’s shares of ContextLogic common stock and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of ContextLogic common stock held by all persons entitled to appraisal. There is no present intent on the part of ContextLogic or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that ContextLogic and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of ContextLogic common stock. Accordingly, persons who desire to have their shares of ContextLogic common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Reorganization Consideration under the Reorganization Agreement.
At any time within sixty days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Reorganization Consideration specified by the Reorganization Agreement for that person’s shares of ContextLogic common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the person within sixty days after the effective date, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s shares of ContextLogic common stock determined by the Delaware Court of Chancery in any such appraisal proceeding, which value could be less than, equal to or more than the Reorganization Consideration offered pursuant to the Reorganization Agreement.
In addition, within one hundred twenty days after the Effective Time, any person who has theretofore complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of ContextLogic common stock not consented in writing or otherwise voted in favor of the Reorganization and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners of such shares of ContextLogic common stock. Such statement must be given within ten days after the written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within twenty days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of ContextLogic common stock and with whom the surviving corporation has not reached agreements as to the value of such shares of ContextLogic common stock (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
At the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their shares of ContextLogic common stock and who hold shares of ContextLogic common stock represented by certificates to submit their certificates of shares of ContextLogic common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court of Chancery shall determine the fair value of shares of ContextLogic common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Reorganization, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares of ContextLogic common stock as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time.
When the fair value of the shares of ContextLogic common stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although ContextLogic believes that the Reorganization Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Reorganization Consideration. Moreover, the surviving corporation does not anticipate offering more than the Reorganization Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of ContextLogic common stock is less than the Reorganization Consideration.
In determining “fair value”, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Reorganization which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Reorganization and not the product of speculation, may be considered.”
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of ContextLogic common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
From and after the Effective Time, any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote his, her or its shares of ContextLogic common stock for any purpose and will not be entitled to receive payment of dividends or other distributions on such shares of ContextLogic common stock, except for dividends or distributions payable to ContextLogic stockholders of record at a date prior to the Effective Time.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.
The Reorganization Agreement may be terminated and the Reorganization abandoned prior to the filing of the certificate of merger, whether before or after adoption of the Reorganization Agreement by the stockholders of ContextLogic, by action of the Board of Directors of ContextLogic, if the Board of Directors of ContextLogic determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of ContextLogic and its stockholders. In addition, if the holders or beneficial owners of shares representing more than 1% of the issued and outstanding shares of ContextLogic common stock as of immediately prior to closing of the polls on the vote of stockholders to adopt the Reorganization Agreement shall have demanded appraisal rights under Section 262 of the DGCL, ContextLogic may, and intends to, terminate the Reorganization Agreement and abandon the Reorganization.
ContextLogic is sending this notice of appraisal rights so that ContextLogic stockholders have an opportunity to preserve their rights to appraisal.
THIS NOTICE AND SUMMARY ASSUMES THAT APPRAISAL RIGHTS ARE AVAILABLE TO YOU IN CONNECTION WITH THE PROPOSED REORGANIZATION AND IS BEING PROVIDED TO YOU IN THE EVENT YOU WISH TO PRESERVE YOUR ABILITY TO DEMAND APPRAISAL.
Available Information
You should rely only on the information contained or incorporated by reference into this Supplement with respect to the Reorganization. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Supplement with respect to the Reorganization. This Supplement is dated as of the date set forth on the cover hereof and supplements the proxy statement/prospectus dated June 18, 2025. You should not assume that the information contained in this Supplement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this Supplement is accurate as of any date other than the date of such incorporated document. Neither the mailing of this Supplement to ContextLogic stockholders nor the issuance by Holdings of its common stock in connection with the Reorganization will create any implication to the contrary.
You may obtain copies of the documents incorporated by reference into this Supplement and the Proxy Statement, including copies of financial statements and management’s discussion and analysis, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.
You may also access the Proxy Statement at the following link: https://www.sec.gov/Archives/edgar/data/1822250/000114036125022992/ny20050206x3_defr14a.htm.
You may also obtain copies of these documents, without charge, from the Company by writing or calling:
ContextLogic Inc.
2648 International Blvd., Ste 115
Oakland, CA 94601
Telephone: (415) 965-8476
You also may obtain documents incorporated by reference into this Supplement and the Proxy Statement by requesting them in writing or by telephone from the proxy solicitor for the reorganization at the following address and telephone numbers:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
To receive timely delivery of the documents in advance of the Annual Meeting, you should make your request no later than July 2, 2025, which is five business days before the Annual Meeting.
In addition, you may obtain copies of documents filed by ContextLogic with the SEC on ContextLogic’s website at ir.contextlogicinc.com. We are not incorporating the contents of the websites of ContextLogic or any other entity into this Supplement.